October 30, 2019

Akash Palkhiwala
Interim Chief Financial Officer
QUALCOMM Incorporated
5775 Morehouse Dr
San Diego, CA 92121-1714

       Re: QUALCOMM Incorporated
           Form 10-K for the Fiscal Year Ended September 30, 2018
           Filed November 7, 2018
           File No. 000-19528

Dear Mr. Palkhiwala :

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Manufacturing